Banyan Subsidiary, Chiropractic USA, Enters Agreements for
Florida Market

PLANTATION, Fla., Aug 4, 2003 (BUSINESS WIRE) -- Banyan Corporation (OTCBB:BANY) subsidiary, Chiropractic USA, Inc. (Chiropractic USA), has entered franchise and area representative agreements with Dr. Renny Edelson of Plantation, Fla., to convert his chiropractic clinic into a Chiropractic USA franchised location and for the growth of Chiropractic USA franchised clinics in Florida.

The franchise agreements will convert Dr. Renny Edelson of Plantation, Fla.-based Chiro Care Centre into a Chiropractic USA franchise effective September 1, 2003. Dr. Edelson has also entered an extensive area representative agreement with Chiropractic USA, which allows for the development of a minimum 100 Chiropractic USA clinics in Florida over the term of the agreement.

"I'm proud to be a part of the biggest, most important movement to hit the chiropractic profession in the last 100 years." Dr. Edelson added, "My job is to insure the quality and high standards which have always been part of my teachings at Chiro Care Centre. Families can now turn, with confidence, to strong nationally branded chiropractic clinics offering the very best quality of patient care. It is an honor to be a part of this new standard of chiropractic care."

Chiropractic USA was founded with the goal of creating the first national chiropractic franchise. In July 2002, it acquired a chain of chiropractic clinics in Louisiana to serve as the flagship location and is now rolling out its franchise program. Dr. Edelson is the company's newest area representative.

"We are delighted to have Dr. Edelson as an area representative for Florida," Banyan CEO Michael Gelmon said. "He is a leader in the chiropractic community and has the potential to meet and exceed our goals for Chiropractic USA in Florida, while providing only the highest standards of patient care."

Dr. CJ Mertz, a director of Chiropractic USA and the head of Team WLP Coaching, said, "Dr. Renny Edelson achieved every honor in my coaching practice over the past 14 years. When I first learned of his decision to become the area representative for Florida, I knew then, that Chiropractic USA would exceed its goals. Dr. Edelson is a world-class mentor, chiropractor and friend."

Dr. Edelson's area representative agreement for Florida, in addition to existing Chiropractic USA area representatives, creates franchised locations producing royalty sales for Chiropractic USA of at least $100 million per year if the growth targets are met. Chiropractic USA is currently in negotiations with various other area representatives and currently has dozens of applications under review from other areas of the country.

For more information about Chiropractic USA, please visit the Chiropractic USA Web site at www.ChiropracticUSA.net.

About Chiropractic USA, Inc.

Chiropractic USA, a subsidiary of Banyon Corporation, was founded in 2001 to establish a national franchise brand in the chiropractic industry. Banyan President Cory Gelmon and Banyan Chief Executive Officer Michael Gelmon are franchise lawyers who founded Domino's Pizza of Canada Ltd. In early 2003, chiropractic coaches Dr. CJ Mertz of Team WLP and Dr. Dennis Nikitow of Certainty Products joined the Chiropractic USA Management Team. Chiropractic USA embarked on its plan in July 2002 by acquiring a chain of chiropractic clinics in Louisiana to serve as the Chiropractic USA flagship.

About Banyan Corporation

Banyan Corporation is a publicly traded holding company focused on investing in and building a network of operating subsidiaries engaged in various innovative businesses. Currently the company's subsidiary, Chiropractic USA, Inc., is focusing on the development of branded Chiropractic clinics throughout North America by way of acquisitions of existing clinics as well as franchising Chiropractic clinics under its marks and uniform operating systems and practices. The company's other subsidiary, Banyan Financial Services, Inc. is providing practice finance solutions to the Chiropractic, Medical, Dental and Healthcare communities.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Banyan Corporation) contains statements that are forward-looking, such as statements relating to the future anticipated direction of the high technology industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth and potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Banyan Corporation. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, domestic and global economic conditions, changes in federal or state tax laws, and market competition factors. For a description of additional risks and uncertainties, please refer to Banyan's filings with the Securities and Exchange Commission.